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Exhibit 99.1

Steel City Products, Inc. Announces Going Private Transaction

        Pittsburgh, March 29, 2004 (Business Wire)- Steel City Products, Inc. (OTC BB: SCTP) announced today that it intends to complete a going private transaction by effecting a one-for-300,000 reverse stock split of the Company's common stock, and thereafter deregistering its common stock under the Securities Exchange Act, as described in the Company's Definitive Information Statement on Schedule 14C (the "Information Statement"), which was filed with the Securities and Exchange Commission on March 5, 2004, and mailed to the Company's stockholders entitled to receive it on March 8, 2004.

        The Company intends to complete the reverse stock split by filing today an amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The amendment was approved by the Company's Board of Directors on October 6, 2003, and by Sterling Construction Company, Inc. ("Sterling"), a stockholder holding 87% of the voting power of all of the stockholders of SCPI entitled to vote on the matter, on October 7, 2003. Upon the filing of the amendment, each 300,000 shares of common stock issued and outstanding will be converted into one share of common stock. In lieu of issuing fractional shares that would otherwise result from the reverse stock split to stockholders of record holding less than 300,000 shares immediately prior to the reverse stock split, the Company will make a cash payment at the rate of one point six eight cents ($0.0168) per pre-split share of common stock. Information regarding procedures for obtaining such payment is contained in the Information Statement.

        As a result of the reverse stock split, Sterling will be the Company's sole stockholder of record, permitting the Company to terminate the registration of its common stock under Section 12(g) of the Securities Exchange Act of 1934, and suspend its duty to file reports under Sections 13 and 15(d) of the Securities and Exchange Act of 1934. Accordingly, after filing the amendment to its Restated Certificate of Incorporation, the Company intends to file today with the Securities and Exchange Commission a Form 15 to effect such termination and suspension. The Company will also make an application with the OTC Bulletin Board to de-list its common stock.

        In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which the word "intend" and similar expressions are included, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent the Company's current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in the Company's reports filed with the Securities and Exchange Commission.

SOURCE:	Steel City Products, Inc.

CONTACT:	Steel City Products, Inc. Karen Stempinski, (817) 416-0717

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  Exhibit 99.1
Steel City Products, Inc. Announces Going Private Transaction